September 24, 1999

Riviera Black Hawk, Inc.
444 Main Street
Black Hawk, CO 80422

Ladies and Gentlemen:

         As counsel to Riviera Black Hawk, Inc., a Colorado corporation (the "Company"), in connection with the issuance of $45,000,000 aggregate principal amount of 13% First Mortgage Notes due 2005 With Contingent Interest of the Company, it it our opinion that the discussion in the Form S-4 to which this opinion is filed as an exchibit (the "Registration Statement") under the heading "United States Federal Income Tax Considerations" is a fair and accurate summary of the matters therein discussed.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                               Very truly yours,


                               /s/ Dechert Price & Rhoads